Exhibit 5.1

August 1, 2024

Lipella Pharmaceuticals Inc.

7800 Susquehanna St., Suite 505

Pittsburgh, PA

Ladies and Gentlemen:

We have acted as special counsel to Lipella Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with a prospectus supplement, dated July 31, 2024 (the “Prospectus Supplement”), to the base prospectus forming a part of the registration statement on Form S-3 (File No. 333-276815), as supplemented or amended from time to time (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 1, 2024 and declared effective on February 8, 2024 relating to the registration under the Securities Act of (i) 399,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) a pre-funded warrant of the Company (the “Pre-Funded Warrant”) to purchase up to 1,667,000 shares of Common Stock (the “Pre-Funded Warrant Shares”). The Shares, the Pre-Funded Warrant and the Pre-Funded Warrant Shares are referred to herein collectively as the “Securities.” The Securities are to be sold pursuant to a securities purchase agreement, dated as of July 31, 2024, by and among the Company and the purchaser identified on the signature pages thereto (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of (i) the Company’s second amended and restated certificate of incorporation, as amended, (ii) the Company’s second amended and restated by-laws, (iii) the Registration Statement, including all exhibits filed therewith, (iv) the Prospectus Supplement, (v) the Purchase Agreement and all schedules and exhibits thereto, (vi) the Pre-Funded Warrant, (vii) that certain engagement agreement, dated July 31, 2024, by and between the Company and H.C. Wainwright & Co., LLC (the “Engagement Agreement”), and have also examined and relied upon minutes of meetings and/or resolutions of the board of directors of the Company as provided to us by the Company, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the legal competence of all signatories to such documents and that each signatory to such document has or will have sufficient legal capacity to execute such document. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York, and the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof.

Our opinions set forth below with respect to the validity or binding effect of any security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that (i) the Securities have been duly authorized for issuance by all necessary corporate action by the Company; (ii) the Shares, when issued by the Company, will be validly issued, fully paid and non-assessable, (iii) provided that the Pre-Funded Warrant has been duly executed and delivered by the Company and duly delivered to the purchaser thereof against payment therefor, such Pre-Funded Warrant, when sold and issued as contemplated in the Prospectus Supplement, the Purchase Agreement and Engagement Agreement, as applicable, will be valid and binding obligations of the Company, and (iv) the Pre-Funded Warrant Shares issuable pursuant to the Pre-Funded Warrant upon payment to the Company of the required consideration, and when issued and sold by the Company and paid for in accordance with the terms of the Pre-Funded Warrant, and as described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the Prospectus Supplement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K, filed with the Commission on August 1, 2024, incorporated by reference into the Registration Statement and to the use of our name as it appears under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP